Exhibit 10.1

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (the “Agreement”) is entered into this 15th day of December, 2015 by and between BioDelivery Sciences International, Inc., (the “Company”), and Andrew L. Finn (“Finn”).

WHEREAS, Finn has heretofore served in various senior executive positions with the Company since August 24, 2004 and presently serves as the Company’s Executive Vice President of Product Development (the “Position”);

WHEREAS, Finn is retiring from the Position, effective as of January 1, 2016 (the “Retirement Date”);

WHEREAS, in connection with Finn’s retirement, the Company desires to provide Finn with certain benefits; and

WHEREAS, the parties intend that this Agreement will set out the terms of Finn’s retirement from the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. Retirement from the Company; Mutual Termination of Employment Agreement.

(a) Finn hereby resigns from the Position by reason of his voluntary retirement effective as of the Retirement Date and acknowledges that his retirement is solely of his own choosing and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices. Following the Retirement Date, Finn shall be permitted to consult with, be employed by, act as a director for or otherwise be associated with any other business, subject in all instances to the terms of this Agreement, the Employment Agreement (as defined below) (including the non-competition provisions thereof) and the Confidentiality Agreement (as defined below); provided, however, that Finn agrees not to undertake full time employment or a full time consulting engagement in the pharmaceutical industry for a period of one (1) year from the Retirement Date.

(b) Except as set forth in this Agreement, as provided by the specific terms of a benefit plan or as required by law, as of the Retirement Date, all of Finn’s benefits as an officer and employee of the Company will be terminated.

(c) By its execution of this Agreement, the Company acknowledges and agrees that Finn’s retirement shall be “in good standing” for purposes of the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”).

(d) By their mutual execution of this Agreement, the Company and Finn hereby voluntarily agree to terminate Finn’s employment agreement with the Company, dated August 24, 2004, as amended (the “Employment Agreement”) as of the Retirement Date; provided, however, that all terms and conditions of the Employment Agreement relating to confidentiality, non-competition and other terms of the Employment Agreement which expressly survive termination shall so survive; and, provided further that the terms and conditions of that certain Confidentiality and Intellectual Property Agreement, dated August 24, 2004 by Finn in favor of the Company (the “Confidentiality Agreement”) shall not terminate and shall remain in full force and effect following the Retirement Date.

2. Retirement Benefits. In consideration for entering into and not revoking the Release Agreement referred to in Section 3(b) below, the Company will provide Finn with the following payments and benefits (the “Benefits”):

(a)	Salary, Retirement Bonus and 2015 Cash Bonus.

(i) The Company will pay Finn his current salary up to and terminating as of December 31, 2015.

(ii) The Company will pay to Finn a retirement bonus equal to $375,000 (the “Retirement Bonus”), less statutory deductions, which Retirement Bonus shall be payable to Finn in quarterly installments in advance following the Retirement Date, with the first installment to be paid within fifteen (15) days of the Effective Date (as defined in the Release Agreement), the second installment on or before April 15, 2016, the third installment on or before July 15, 2016, and the final installment on or before October 15, 2016; provided, however, that payment of the Retirement Bonus shall be conditioned upon Finn being generally available to the Company at the Company’s reasonable request and subject to reasonable advance notice for consulting on matters within the areas of his expertise and knowledge relating to Company affairs for sixteen (16) hours per month during the calendar year ending December 31, 2016. It is anticipated that Finn will be able to provide these services in person when requested by the Company but otherwise may provide them by phone and email. Notwithstanding the foregoing, the Company and Finn acknowledge, accept and agree that Finn has already committed to personal travel plans during the months of February, March and April of 2016, and as such, it will be acceptable (and not a breach of this Agreement) for him to satisfy his consulting obligations hereunder to the Company during those months solely via email and/or phone. The Company agrees to reimburse Finn for any travel, lodging or related expenses incurred in connection with his provision of the consulting services described herein, all such being subject to pre-approval by the Company in order to qualify for reimbursement.

(iii) The Company will also pay to Finn his 2015 cash bonus, to be determined in accordance with the Company’s prevailing compensation policies and procedures (the “2015 Cash Bonus”), which 2015 Cash Bonus will be awarded and payable to Finn, in one lump-sum payment, by no later than February 29, 2016 (assuming the Effective Date has occurred) subject to approval of the 2015 Cash Bonus by the Compensation Committee of the Company’s board of directors.

(b)	Equity Awards.

(i)

Existing Options. The Company agrees that all vested options (the “Options”) to purchase shares of Company common stock, par value $.001 per share (the “Common Stock”) previously issued to Finn under the Plan or under any other Company plan or arrangement (including, without limitation, the Company’s Amended and Restated 2001 Incentive Plan) shall not terminate on the 90th day following the Retirement Date but shall instead remain outstanding for the remaining life of such Options; provided, however, that Finn acknowledges and agrees that (A) any unexercised Options held following the 90th day following the Retirement Date shall lose their status as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal

Revenue Code of 1986, as amended, (the “Code”) and shall revert to nonqualified stock options; and (B) he has been made aware of and understands the ramifications to him of the change of status of his Options from ISOs to non-qualified options.

(ii)	2015 LTIP Award. Finn will be entitled to receive (if applicable) his regular award of vested Common Stock (the “LTIP Stock”) for the year ended December 31, 2015 under the Company’s Performance Long Term Incentive Plan (the “LTIP”), with the amount of such LTIP Stock to be determined and issued in accordance with the terms and provisions of the LTIP. Following the issuance (if applicable) of the LTIP Stock to Finn as provided for above (which issuance shall occur, if applicable, no later than March 31, 2016, assuming the Effective Date has occurred), Finn shall no longer be entitled to any issuances or other benefits under the LTIP.

(iii)	2015 Equity Bonus. Finn will be entitled to receive his 2015 equity award bonus, to be issued in the form of shares of Common Stock under the Plan, with the amount thereof to be determined in accordance with the Company’s prevailing compensation policies and procedures (the “2015 Equity Bonus”), which 2015 Equity Bonus will be awarded to Finn by no later than February 29, 2016 (assuming the Effective Date has occurred) following approval of the 2015 Equity Bonus by the Compensation Committee of the Company’s board of directors. The Company and Finn acknowledge and agree that the 2015 Equity Bonus has in past periods been awarded as vesting restricted stock units (“RSUs”) under the Plan, but in light of Finn’s retirement, the 2015 Equity Bonus will be awarded in the form of a one-time issuance of fully vested shares of Common Stock under the Plan, the number of which will be determined with reference to the restricted, vesting RSUs that would have been issued to Finn for the 2015 Equity Bonus had he not retired by dividing (A) the NPV (as defined below) of such restricted, vesting RSUs by (B) the 30-day volume weighted average price of the Common Stock (the “30-day VWAP”) as of the date of issuance of the 2015 Equity Bonus.

(iv)	Previously Awarded RSUs. Finn agrees that as of the Retirement Date, all previously granted RSUs issued to him pursuant to the Plan which are unvested as of the Retirement Date shall be terminated and of no further force and effect. For the avoidance of doubt, such termination shall not apply to any RSUs which by their terms vest prior to the Retirement Date. By no later than January 15, 2016 (assuming the Effective Date has occurred), and in consideration of the termination of such unvested RSUs, the Company will award to Finn a one-time issuance of fully vested shares of Common Stock under the Plan, the number of which will be determined by dividing (A) the NPV of the terminated RSUs by (B) the 30-day VWAP as of the Retirement Date (the “2015 Shares”).

(v)	Net Issuance. Finn shall be entitled to the customary Company benefit allowing for the “net issuance” by the Company of Common Stock underlying the Options or Common Stock comprising the LTIP Stock, the Equity Bonus or the 2015 Shares in order to provide Finn the opportunity (on his own or through the Company) to sell shares of Common Stock, the proceeds of which will be utilized to pay Finn’s federal, state or local income or withholding tax liability.

(vi)	Definition of Net Present Value. As used in this Agreement, the term “Net Present Value” means the net present value of a forgone (in the case of clause (b)(iii) above) or terminated (in the case of clause (b)(iv) above) RSU, calculated pursuant to the following formula:

                    PV

NPV =

                (1 + i)n

Where:

NPV = the net present value of the terminated or foregone RSUs on the valuation date in question

PV = the present value of the terminated or foregone RSUs on the valuation date in question assuming full vesting thereof, determined by multiplying the RSU in question by the 30-day VWAP on the valuation date in question.

i = 8.95%, the agreed upon interest rate for one compounding (i.e., vesting) period.

n = the number of compounding periods between the valuation date in question and the vesting date of the subject RSU (i.e., either one, two or three vesting years or days for partial years, as the case may be)

By way of example only, if the PV of a terminated or foregone RSU on the valuation date in question is $100,000, and if such RSU had two years of vesting remaining, the NPV would be:

$100,000

(1 + 0.0895)2

= $100,000/1.1870103

= $84,245.27, it being agreed that in this calculation, all decimals shall be rounded to the nearest cent.

(c)	Health Benefits. Finn will continue to receive coverage under the Company’s medical, dental and FSA plans at his current elections and premium rates through the Retirement Date. After the Retirement Date, Finn will be eligible to elect continued health care coverage under the Company’s group medical and dental insurance plan pursuant to COBRA, notice of which will be provided under separate cover. All other benefits not expressly mentioned herein, including, but not limited to, disability and life insurance benefits, will end on the Retirement Date.

(d)	Expense Reimbursement. Finn will receive payment for all approved and outstanding expense reports owed in connection with appropriate business expenses through the Retirement Date.

(e)	401(k). Finn will be entitled to any Company 401(k) benefits in accordance with the terms and conditions of the applicable Company plans (noting that any 401(k) deferrals and matching contributions will terminate as of the Retirement Date in accordance with the terms and conditions of those plans).

(f)	D&O Coverage. For a period of six (6) years after the Retirement Date, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Finn on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

3. Release of Claims.

(a) In consideration of the mutual agreements and covenants herein contained, by signing this Agreement, Finn knowingly and voluntarily releases and forever discharges the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which Finn has or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company; (ii) any claims, whether statutory, common law, or otherwise, arising out of the facts and circumstances of his employment and the termination of his employment at the Company; (iii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iv) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (v) any claims for attorneys’ fees, costs, disbursements, or other expenses; (vi) any claims for damages or personal injury; (vii) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under the Fair Labor Standards Act, 29 U.S.C.§ 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (as amended); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. Law No. 102-166; the National Labor Relations Act, 29 U.S.C. § 151, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. It is the intent of Finn and the Company that by this Release, Finn is giving up all rights, claims, and causes of actions against the Released Parties which accrued prior to the effective date hereof, whether or not he is aware of them and whether or not any damage or injury has yet occurred. This release does not include either Party’s right to enforce the terms of this Agreement. In connection with this release provision, Finn does not waive his right to file a charge or participate in any proceeding of any federal, state or local governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission. To the extent permitted by law, Finn agrees that if such a claim is made, Finn shall not be entitled to recover any individual monetary relief or other individual remedies should any administrative agency pursue any claim on his behalf. Nothing in this Agreement extinguishes any claims Finn may have: (i) against the Company for breach of this Agreement; (ii) against any of the Released Parties for any claims arising from events that occur following the Effective Date (as defined in the Release Agreement); or (iii) related to the Company’s obligation, if any, to indemnify Finn as an officer of the Company, including under any directors’ and officers’ liability policy maintained by the Company.

(b) Additionally, on the Retirement Date or within three (3) business days thereafter, Finn agrees to execute and deliver a Release Agreement in the form attached as Exhibit A hereto containing a general release of claims co-extensive and substantially similar with the release set forth above to include a release of all claims through and including the Retirement Date (the “Release Agreement”).

4. Affirmations. Finn hereby affirms that:

(a) he has not filed, caused to be filed, or presently is a party to any claim against any Released Party;

(b) except for the payments and benefits provided for in this Agreement, he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Finn may be entitled;

(c) he has been granted and received any and all leaves (paid or unpaid) to which he may have been entitled during his employment, including any leave to which he was entitled under the Family and Medical Leave Act or local leave or disability accommodation laws;

(d) he has no known workplace injuries or occupational diseases;

(e) he has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud;

(f) this Agreement states fully all agreements, understandings, promises, and commitments as between himself and the Company relating to the termination of Finn’s employment;

(g) in deciding to sign this Agreement, he has not relied on any representations, statements, agreements, understandings, promises, or commitments that are not expressly set forth in this Agreement;

(h) he has reviewed this Agreement in its entirety;

(i) he has been afforded at least twenty-one (21) calendar days within which to consider this Agreement and that he has, by this Agreement, been advised in writing to consult with legal counsel before signing this Agreement;

(j) should he choose to sign this Agreement before the expiration of twenty-one (21) days, or chooses not to consult legal counsel, he does so freely and knowingly, and waives any and all claims that such action or inaction would affect the validity of this Agreement; and,

(k) any changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.

5. Confidentiality. Finn hereby ratifies and confirms the terms of the Confidentiality Agreement and further represents and agrees that he will not (except as required by law) disclose information regarding the specific terms of this Agreement to anyone except his immediate family, or his attorneys, accountants, or financial advisors as reasonably necessary. Finn also hereby acknowledges and agrees that he will keep in strictest confidence and not (except as required by law) disclose or disseminate in any manner any non-public, confidential or proprietary information or materials of the Company (whether received by Finn orally or in written or electronic form) that he has learned or obtained during his service to the Company or that he may learn after the date hereof or after the Retirement Date. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Finn from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory agency

6. Cooperation. By signing this Agreement, Finn agrees that, for a period of six (6) years after the Retirement Date, he will, at the Company’s expense, cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Released Parties of the Company which relates to, arises out of or is connected directly or indirectly with (i) Finn’s service as an officer of the Company, or (ii) any other relationship or dealings between Finn and the Company or any of the Company’s Released Parties. Finn’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action. Further, Finn agrees that, in the event that he is subject to a valid and enforceable subpoena or court order that compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Company’s Released Parties, he will inform the President of the Company in writing within forty-eight (48) hours of his becoming aware that he is required to testify and will reasonably cooperate with the Company in minimizing any disclosure by Finn of any confidential or proprietary information of the Company. Finn expressly agrees that, to the extent permitted by applicable law or court order, he will continue to cooperate with the Company in accordance with this Section after receiving said subpoena or court order. No part of this Agreement will abrogate Finn’s obligation to provide truthful testimony under oath.

7. No Disparagement. Neither the Company or the Company Released Parties, on the one hand, nor Finn (either directly or indirectly), on the other hand, shall make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to any publications and any website postings or blogs, which denigrate, defame, damage the reputation of, or otherwise cast aspersions upon each other, or their respective products, services, reputation, business and manner of doing business.

8. No Modifications; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties. This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

9. Governing Law. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina.

10. Revocation. Finn may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. In order to revoke this Agreement, Finn must state his desire to revoke in writing and e-mail said writing to the Company’s attorney, Lawrence A. Rosenbloom, Esq., Ellenoff Grossman & Schole LLP, at lrosenbloom@egsllp.com, on or before the seventh (7th) day after execution. Additionally, a confirmation of said revocation must be mailed, post-marked on or before the seventh day after execution, to the Company’s attorney, Lawrence A. Rosenbloom, Esq., Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

11. Miscellaneous.

(a) This Agreement and all items granted to Finn hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be interpreted and construed in a manner consistent with Section 409A of the Code. Should any provision of this Agreement, or any other agreement or arrangement contemplated hereby be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Company, and without the consent of Finn, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.

(b) Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement, except that should the general release language be found to be illegal or unenforceable, Finn agrees to execute a binding replacement release.

(c) The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(d) This Agreement shall inure to the benefit of and shall be binding upon Finn, his heirs, administrators, representatives, and executors, and upon the successors and assigns of the Company. Finn may not (except by operation of law upon his death) assign or delegate his rights or obligations under this Agreement without the written consent of the Company. The Company’s payment obligations to Finn set forth in Section 2 shall survive his death or disability prior to the Retirement Date and, in the event of his death, will be paid to his heirs and assigns as applicable.

(e) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

(f) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

FINN ACKNOWLEDGES THAT HE HAS HAD OVER TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT WHICH CONTAINS A GENERAL RELEASE AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS CONTAINED HEREIN, FINN FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the dates set forth below.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Mark A. Sirgo President and CEO

Date:	12/16/2015

/s/ Andrew L. Finn
Andrew L. Finn

Date:	12/16/2015

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release Agreement”) is entered into this 1st day of January, 2016 by and between BioDelivery Sciences International, Inc., (the “Company”), and Andrew L. Finn, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Finn”). The Company and Finn are hereinafter collectively referred to as the “Parties.”

WHEREAS, the Parties previously entered into a Retirement Agreement, dated December 16, 2015 (the “Retirement Agreement”), detailing the terms of Finn’s separation from the Company (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Retirement Agreement);

WHEREAS, this Release Agreement formed part of the Retirement Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Retirement Agreement; and

WHEREAS, pursuant to the Retirement Agreement, Finn agreed to execute and deliver to the Company this Release Agreement containing a release of claims co-extensive and substantially similar with the release set forth in Retirement Agreement, to include the period between the execution of the Retirement Agreement and the Retirement Date.

NOW THEREFORE, for good and valuable consideration, including but not limited to the payments and benefits detailed under Section 2 of the Retirement Agreement, the provision of which is conditioned on Finn’s signing, returning and not revoking this Release Agreement, the Parties hereby agree to the following:

1. Finn will maintain the terms of this Release Agreement confidential to the extent practicable and as permitted by law; provided, however, that (a) Finn may disclose the terms of this Agreement to Finn’s immediate family members and to Finn’s attorneys, accountants, financial or tax advisors, and (b) nothing in this Section 1 is intended to prohibit Finn from providing truthful information to any governmental agency, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law or to the extent necessary to enforce the terms of this Agreement.

2. In consideration of the terms hereof, Finn, agrees to and does waive any and all claims Finn may have for employment by the Company. Finn knowingly and voluntarily releases and forever discharges the Company and its affiliates, divisions, predecessors, insurers, successors and assigns, and their current and former partners, employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as the “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which Finn has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment or partnership at the Company; (ii) any claims, whether statutory, common law, or otherwise, arising out of the facts and circumstances of his employment and the termination of his employment at the Company; (iii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iv) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (v) any claims for attorneys’ fees, costs, disbursements, or other expenses; (vi) any claims for damages or personal injury; (vii) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under the Fair Labor Standards Act, 29 U.S.C.§ 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (as amended); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. Law No. 102-166; the National Labor Relations Act, 29 U.S.C. § 151, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation. Finn acknowledges that he has received any and all leaves (paid or unpaid) to which he may have been entitled during his employment. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. It is the intent of Finn and the Company that by this Release, Finn is giving up all rights, claims, and causes of actions against the Releasees which accrued prior to the effective date hereof, whether or not he is aware of them and whether or not any damage or injury has yet occurred. This release does not include either Party’s right to enforce the terms of this Agreement. In connection with this release provision, Finn does not waive his right to file a charge or participate in any proceeding of any federal, state or local governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission. To the extent permitted by law, Finn agrees that if such a claim is made, Finn shall not be entitled to recover any individual monetary relief or other individual remedies should any administrative agency pursue any claim on his behalf. Nothing in this Release Agreement extinguishes any claims Finn may have: (i) against the Company for breach of the Retirement Agreement; (ii) against any of the Released Parties for any claims arising from events that occur following the Effective Date; or (iii) related to the Company’s obligation, if any, to indemnify Finn as an officer of the Company, including under any directors’ and officers’ liability policy maintained by the Company.

3. Finn acknowledges that before entering into this Agreement, Finn has had the opportunity to consult with any attorney. Finn further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. Finn further acknowledges that he has read this Agreement and understands all of its terms, including the waiver and release of claims set forth in Section 2 above. Finn further acknowledges that he has been afforded 21 days or more to consider this Agreement before signing and returning it.

4. Finn must sign this Release Agreement and return it to the Company’s President on the Retirement Date or within three (3) business days thereafter. Under no circumstances is Finn to return the Release Agreement to the Company’s President or sign the Release Agreement prior to the Retirement Date.

5. Finn may revoke his acceptance of this Release Agreement for a period of seven (7) calendar days following the day he executes this Release Agreement. In order to revoke this Release Agreement, Finn must state his desire to revoke in writing and, on or before the seventh day after execution, e-mail said writing to the Company’s Attorney, Lawrence A. Rosenbloom, Esq., at lrosenbloom@egsllp.com. Additionally, a confirmation of said revocation must be mailed, post-marked on or before the seventh day after execution, to Lawrence A. Rosenbloom, Esq., Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6. The “Effective Date” of this Release Agreement shall be the eighth (8th) business day after Finn’s execution hereof.

[Signature Page Follows]

FINN ACKNOWLEDGES THAT HE HAS HAD OVER TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT WHICH CONTAINS A GENERAL RELEASE AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS CONTAINED HEREIN, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the dates set forth below.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Mark A. Sirgo President and CEO

Date:

Andrew L. Finn

Date: